Exhibit (r)(1)

TRIANGLE FUND LLC

Code of Ethics and Personal Trading Policy

I.	Introduction

Triangle Fund LLC (the “Fund”), the Fund’s investment adviser (the “Adviser”) and, if any, the Fund’s principal underwriter (collectively, the “Fund Parties”) are required to adopt a Code of Ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) and it is the obligation of the Fund Parties’ Access Persons (defined below) to uphold a fiduciary duty to the Fund.  The Fund Parties believe the following principles are a significant component of maintaining an ethical culture of each Fund Party:

•	Access Persons must at all times place the interest of the Fund first and should not take inappropriate advantage of the Fund.

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All personal securities transactions should be conducted in such a manner as to be consistent with this Code of Ethics and the Barclays Capital Global Personal Account Dealing Policy and to avoid any actual or potential conflict of interest or any abuse of an Access Person’s position of trust and responsibility.

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Information concerning the identity of security holdings and financial circumstances of the Fund is confidential; provided that such information may be reported to Barclays Bank PLC in its capacity as the indirect holder of all of the Fund’s equity interests.

The general principles discussed in this section govern all aspects of the Fund Parties’ business conduct, whether or not the conduct also is covered by more specific standards and procedures of each respective Fund Party.  This Code of Ethics (“Code”) applies to all Access Persons.  Separately maintained policies and procedures of the Fund Parties may be incorporated by reference, including the Adviser’s compliance manual as required by Rule 206(4)-7 of the Investment Advisers Act of 1940 (“Advisers Act”).  Failure to comply with this or any separately maintained policies and procedures referred to by this Code may result in disciplinary action, including termination of employment.

Access Persons should direct any questions relating to this Code or any other ethics related questions to their respective Chief Compliance Officer.  Access Persons also must notify the Chief  Compliance Officer immediately if there is any reason to believe that a violation of this Code has occurred or is about to occur.

II.	Definitions

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“Access Person.”  The term “Access Person” means (i) any Advisory Person of a Fund or of the Adviser (including all of the Adviser’s and the Fund’s directors, officers, and general partners) and (ii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Securities; provided that “Access Person” shall not include the independent directors of the Fund and employees of Barclays Bank PLC receiving post-trade information solely for the purposes of performing monitoring function for Barclays Bank PLC in its capacity as the (indirect) equity interest holder of the Fund.

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“Advisory Person.”  The term “Advisory Person” of the Fund or the Adviser means (i) any director, officer, general partner or employee of the Fund or Adviser (or of any company in a control relationship to the Fund or Adviser) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Securities by the Fund.

•	“Code.” The term “Code” means this Code of Ethics.

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“Initial Public Offering.”  The term “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

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“Investment Personnel.”  “Investment Personnel” includes:  (i) any employee of the Fund or Adviser (or of any company in a control relationship to the Fund or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; or (ii) any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

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“Limited Offering.”  The term “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

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“Security.”  For purposes of the Code, “Securities” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, commodity contracts, any put, call, straddle, option, future or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, future or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

III.	Compliance with Laws and Regulations

Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act require the Fund Parties to adopt standards of business conduct to be upheld by each Access Person.  These standards of business conduct reflect the principles underlying each Access Person’s fiduciary obligation to the Fund.  Access Persons must comply with the applicable federal securities laws.  The Fund must adopt a written code of ethics that states that Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly of a security held or to be acquired by the Fund:

•	To defraud the Fund in any manner;

•	To mislead the Fund, including by making a statement that omits material facts;

•	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund;

•	To engage in any manipulative practice with respect to the Fund; or

•	To engage in any manipulative practice with respect to securities, including price manipulation or the dissemination of rumors.

IV.	Personal Account Dealing

Due to its affiliation with Barclays Capital (“Barclays Capital”), the investment banking division of Barclays Bank PLC (“Barclays”), the Fund is subject to the Global Personal Account Dealing Policy governing personal Securities transactions of all Barclays employees, which includes directors (other than independent directors), officers, managers and employees seconded to the Fund and any other Access Persons subject to this Code.  The Global Personal Account Dealing Policy may be found on the Barclays Capital intranet at:

http://sharepoint.barcapint.com/sites/compliancepoliciesandprocedures/US%20Policies/Global%20Personal%20Account%20Dealing%20Policy.pdf

In brief, the Global Personal Account Dealing Policy as applied to the Fund employees requires that all personal account dealing be conducted through specified broker-dealers and pre-approved (using the Aspire system).

The personal transactions and investment activities of employees of investment advisory firms are the subject of various federal securities laws, rules and regulations.  The Fund requires pre-clearance requirements with respect to personal trading by Access Persons and each Fund Party’s

Access Persons must provide its respective Chief Compliance Officer with a list of their personal accounts and an initial holdings report within 10 days of becoming an Access Person.  In addition, the Fund’s Access Persons must provide annual holdings reports and quarterly transaction reports in accordance with Rules 17j-1 and 204A-1.  Access Persons must conduct all personal securities transactions in a manner that avoids a conflict between their personal interests and those of the Fund.  Thus, the following policies apply:

•	Front running involves trading ahead of the Fund’s order in the same security on the basis of non-public information regarding impending market transactions. Front running is PROHIBITED.

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Scalping is PROHIBITED.  Scalping occurs when an Access Person purchases shares of a security for his/her own account prior to recommending/buying that security for the Fund and then immediately selling the shares at profit upon the rise in the market price following the recommendation/purchase.

V.	Insider Trading

Access Persons are prohibited from trading either personally or on behalf of others from any Employee Personal Account, as defined by the Global Personal Account Dealing Policy, any client account or any other account, while in possession of material, nonpublic information.  Access Persons are also prohibited from communicating material, nonpublic information to others in violation of the law.  The Global Confidential Information and Chinese Walls Policy is available on the Barclays Capital intranet at:

http://sharepoint.barcapint.com/sites/compliancepoliciesandprocedures/US%20Policies/Global%20Confidential%20Information%20and%20Chinese%20Walls%20Policy.pdf

VI.	Rumors; Manipulative Trading Practices

A.
Rumors.  Access Persons are prohibited from circulating false rumors and rumors of a sensational character that reasonably may be expected to affect market conditions for one or more Securities, sectors, or markets, or improperly influencing any person or entity.  Intentionally creating, passing or using false rumors may violate the antifraud provisions of Federal securities laws, and such conduct is contradictory to this Code, as well as the Fund’s expectations regarding appropriate behavior of its Access Persons.  Unsubstantiated information published in a newspaper or announced on radio or television, however, may be repeated only after approval from the CCO is obtained, and if the source and the unsubstantiated nature of the information are disclosed.  Please consult with the relevant CCO if you have questions regarding the appropriateness of any communications.

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Manipulative Trading Practices.  Section 9(a)(2) of the Exchange Act and Rule 10b-5 thereunder make it unlawful for any person, acting alone or with others, to trade any Security in order to create actual or apparent active trading in such Security, or raise or depress the price of the Security.  The Fund’s Access Persons are prohibited from engaging in actual or apparent trading in a Security for the purpose of (i) inducing the purchase or sale of such Security by others; or (b) causing the price of a Security to move up or down.  The Exchange Act does not prohibit otherwise lawful activity that has the incidental result of changing the supply or demand or the intrinsic value of a Security.

C.
The Fund requires pre-clearance requirements with respect to personal trading by Access Persons and each Fund Party’s Access Persons must provide its respective Chief Compliance Officer with a list of their personal accounts and an initial holdings report within 10 days of becoming an Access Person.  In addition, the Fund’s Access Persons must provide annual holdings reports and quarterly transaction reports in accordance with Rules 17j-1 and 204A-1.

VII.	Enforcement of Code of Ethics and Consequences for Failure to Comply

•	Review of Reports. Each Chief Compliance Officer or a designee shall review all reports submitted under this Code.

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Notification of Reporting Obligation.  Each Chief Compliance Officer or a designee shall keep a record of all Access Persons and shall notify any new Access Persons of their obligations under this Code.

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Training and Education.  Each Chief Compliance Officer is responsible for training and educating Access Persons regarding this Code.  Such training will occur periodically, and Access Persons directed to attend a particular session are required to attend that session and/or read any applicable materials.

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Reporting Violations.  All Access Persons must report violations of this Code promptly to the CCO.  Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.  Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code.

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Sanctions for Violations.  Upon discovery of a violation of this Code, including either violations of the enumerated provisions or the general principles provided, the Fund may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.

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Annual Review.  Each Chief Compliance Officer will review at least annually the adequacy of this Code and the effectiveness of its implementation.  Such review will include a report to the Adviser’s senior management.  Access Persons are encouraged to contact the Fund CCO with any comments, questions or suggestions regarding implementation or improvement of this Code.

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Annual Written Report.  On an annual basis, each Fund Party must furnish to the Fund’s board of directors, and the board of directors must consider, a written report that:  (i) describes any issues arising under the Code since the last report to the board of directors, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and (ii) certifies that the respective Fund Party has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

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Pre-approval of Investments in IPOs and Limited Offerings.  Investment Personnel of the Fund or the Adviser must obtain approval from the Fund or the Adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

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Reports of Material Changes to the Code.  Within six months after making a material change, each Chief Compliance Officer or a designee will report to the Fund’s board of directors the nature of such changes, and the Fund’s board of directors must approve of such changes.

VIII.	Retention of Records

The Fund Parties will make the following records available at their respective places of business for examination by the SEC:

•	A copy of the Code that is in effect, or at any time within the past five years was in effect, will be maintained in an easily accessible place;

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A record of any violation of the Code, and of any action taken as a result of the violation, will be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

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A copy of each report made by an Access Person must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

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A record of all Access Persons, currently or within the past five years, who are or were required to make reports, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place; and

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A copy of each report that the Fund furnishes to its board of directors will be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

The Fund or the Adviser will maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of any securities in an Initial Public Offering or in a Limited Offering, for at least five years after the end of the fiscal year in which the approval is granted.